Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Acquires Rights to Approximately 78.4 Million Tons of High-Sulfur Illinois Basin Coal Reserves

TULSA, Oklahoma, June 20, 2007 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) (the “Partnership”) today announced that Alliance Resource Properties, LLC, its indirect subsidiary, has acquired from Consol Energy, Inc. the rights to approximately 78.4 million tons of high-sulfur coal reserves in Webster and Hopkins County, Kentucky for $53.3 million cash paid at closing. The Partnership financed the purchase using a combination of existing cash on hand and borrowings under its revolving credit facility.

As a result of the purchase, the Partnership gained control of approximately 78.4 million tons of coal in the Kentucky No. 9, No. 11 and No. 13 coal seams, along with related surface properties. Additionally, as a result of this transaction the Partnership will reclassify 8.4 million tons of high-sulfur non-reserve coal deposits as reserves, increasing the Partnership’s current reserves by approximately 14% to an estimated 710 million tons.

The acquired coal reserves encompass approximately 13,500 acres located in Webster and Hopkins County, Kentucky. The Partnership intends to mine these reserves from its adjacent Dotiki and Warrior mining complexes utilizing continuous mining units employing room-and-pillar mining techniques.

“This strategic transaction further enhances Alliance’s already strong position in the expanding Illinois Basin coal market,” said Joseph W. Craft III, President and Chief Executive Officer. “We believe this purchase creates the opportunity for us to extend the mine lives of our low cost Dotiki and Warrior coal mining operations by an additional 10 to 15 years, enabling us to meet the growing long-term demand for scrubber quality Illinois Basin coal.”

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of steam coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fourth largest coal producer in the eastern United States with operations in all major eastern coalfields. ARLP currently operates eight underground mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.

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News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at 918-295-7674 or via e-mail at investorrelations@arlp.com

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches of existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with asset retirement obligations and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risk associated with major mine-related accidents, such as mine fires or other interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for asset retirement obligations as well as workers’ compensation and black lung benefits; coal market’s share of electricity generation; prices of fuel that compete with or impact coal usage, such as oil or natural gas; legislation, regulatory and court decisions; the impact from provisions of The Energy Policy Act of 2005; replacement of coal reserves; a loss or reduction of the direct or indirect benefit from certain state and federal tax credits, including non-conventional source fuel tax credits; difficulty obtaining commercial property insurance, and risks associated with our increased participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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